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                     [LETTERHEAD OF SOCRATES TECHNOLOGIES]

  SOCRATES TECHNOLOGIES CORPORATION RECEIVES DELISTING NOTICE FOR COMMON STOCK
                    FROM NASDAQ LISTING QUALIFICATION PANEL

         Vienna, VA, June 30, 2000: Socrates Technologies Corp. was notified by The Nasdaq Stock Market that it has delisted Socrates' Common Stock from the National Market System, effective June 30, 2000, for potential failure to comply with the Nasdaq shareholder approval requirement in connection with the 4% Convertible Debenture financing completed in March 2000. The Nasdaq shareholder rule provides that shareholders approve transactions that may cause the issuance of 20% or more of the Company's total shares outstanding at the time at less than fair market price.

         The Company has appealed the delisting decision. The Company has entered into a standstill agreement with the investors for the Debenbtures and is seeking to rescind or renegotiate the transaction. In any event, the Company intends to seek shareholder approval, if necessary, to assure that shareholders continue to have a viable, liquid market for the trading of their shares.

         The Company has also submitted a request to Nasdaq today that the Company's Common Stock be reinstated for trading on the National Market System pending the appeal of the delisting.

         On an interim basis, The Company's Common Stock is traded on the OTC "pink sheets" and the Company believes that its Common Stock will be traded on the OTC Bulletin Board by next week. Present and prospective shareholders may contact the Company or their brokers to obtain information on the Company's Common Stock.

         The Company continues to pursue its e-commerce solution business plan and will continue to deliver value to the shareholders through execution of our business plan. The Company's management remains confident in the future of the Company.

         Certain statements in this press release constitute forward-looking statements, including terms like "confident" and "value", within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements.

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